Exhibit 10.8

July 1, 2010

Northern Trust Investments, N.A.

50 South LaSalle Street

Chicago, Illinois 60603

Dear Mr. Nero:

State Street Global Advisors, a division of State Street Bank and Trust Company (“State Street”) is Trustee of the State Street Bank and Trust Company Investment Funds for Tax Exempt Retirement Plans (the “State Street Trust”), a trust pursuant to which State Street operates and maintains the following bank commingled funds (collectively referred to as the “Funds”):

SSgA S&P 500 Index Non-Lending Series Fund – Class A

SSgA S&P MidCap Index Non-Lending Series Fund – Class A

SSgA Russell Small Cap Index Non-Lending Series Fund – Class A

SSgA Russell Small Cap Index Securities Lending Series Fund – Class I

SSgA Russell Large Cap Index Non-Lending Series Fund – Class A

SSgA Russell Large Cap Index Securities Lending Series Fund – Class I

SSgA Russell All Cap Index Non-Lending Series Fund – Class A

SSgA Russell All Cap Index Securities Lending Series Fund – Class I

SSgA International Index Non-Lending Series Fund – Class A

SSgA Global Equity ex U.S. Index Non-Lending Series Fund – Class A

SSgA U.S. Inflation Protected Bond Index Non-Lending Series Fund – Class A

SSgA U.S. Bond Index Non-Lending Series Fund – Class A

SSgA Dow Jones-UBS Commodity Index Non-Lending Series Fund – Class A

SSgA/Tuckerman REIT Index Non-Lending Series Fund – Class A

SSgA Target Retirement Income Non-Lending Series Fund – Class A

SSgA Target Retirement Income Securities Lending Series Fund – Class I

SSgA Target Retirement 2010 Non-Lending Series Fund – Class A

SSgA Target Retirement 2010 Securities Lending Series Fund – Class I

SSgA Target Retirement 2020 Non-Lending Series Fund – Class A

SSgA Target Retirement 2020 Securities Lending Series Fund – Class I

SSgA Target Retirement 2030 Securities Lending Series Fund – Class I

SSgA Target Retirement 2030 Non-Lending Series Fund – Class A

SSgA Target Retirement 2040 Non-Lending Series Fund –Class A

SSgA Target Retirement 2040 Securities Lending Series Fund – Class I

The funds listed on Exhibit 1 attached hereto (the “ABA Funds”) have previously been established under the American Bar Association Members/State Street Collective Trust (the “Collective Trust”) and are offered as investment options under the ABA RF Retirement Funds Program (the “Program”). Effective as of the date hereof (the “Effective Date”), pursuant to a Succession and Assignment Agreement between State Street, State Street Bank and Trust Company of New Hampshire (“SSNH”), The Northern Trust Company (“NTC”) and Northern Trust Investments, N.A. (“NTI”) (NTI and NTC collectively, “Northern”), NTI has succeeded SSNH as trustee of the Collective Trust and the ABA Funds established thereunder, and the Collective Trust is now known as the American Bar Association Members /Northern Trust Collective Trust (“Client Trust”). NTI, in its capacity as trustee of the Client Trust and the ABA Funds thereunder, is referred to herein as “Client”.

The Funds are bank commingled funds exempt from tax under Revenue Ruling 81-100, the assets of which consist solely of assets held in trust for the benefit of various pension and profit sharing plans qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and exempt from tax under Section 501(a) of the Code.

Client wishes to appoint State Street as Investment Manager for certain assets of the Client Trust, and Client and State Street hereby agree that the terms and conditions of such appointment shall be as follows:

1.	Client hereby appoints State Street, acting in its capacity as trustee of the Funds, as Investment Manager, as such term is defined in Section 3(38) of the Employee Retirement Income Security Act of 1974 (“ERISA”) with respect to all cash, securities, or other property of the ABA Funds from time to time held in the Funds pursuant to the Program. Such assets shall constitute the “Account”. State Street hereby accepts such appointment as Investment Manager pursuant to the terms of this Agreement and agrees to act upon the direction of Client with respect to the investment of the assets held in the Account. Client agrees to maintain in strict confidence and for use only with respect to the Account all investment advice given, transactions effected and other information provided by State Street.

2.	The Funds will be maintained in accordance with investment objectives (the “Objectives”), the current form of which is attached hereto as Exhibit 2.

State Street, in its discretion, shall invest cash held by the Funds in State Street’s Short Term Investment Fund (“STIF”) and in the following mutual fund advised by SSgA Funds Management, Inc.: SSgA Money Market Fund (“MM Fund”). The MM Fund currently charges a management fee of twenty-five (25) basis points and other expenses of up to fourteen (14) basis points. Client acknowledges receipt of the prospectus for the MM Fund.

State Street shall only invest in the MM Fund when (i) the return, net of all expenses, of the MM Fund exceeds the return of STIF or (ii) cash becomes available for investment after the STIF deadline, but within the deadline for investment in the MM Fund. With respect to the assets invested in MM Fund, State Street shall waive an allocable portion of the management fee charged by the Funds, as more fully outlined in paragraph 6 hereof.

3.	State Street shall have the following powers and duties with respect to the Account:

(a)	State Street shall exercise the same care in the safekeeping of the assets held in the Account, including the Units, with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(b)	State Street shall collect all income which shall arise from, or accrue to or on account of, the property held in the Account, including any and all principal repayments.

(c)	State Street shall report to Client the net asset value of the Account, including the number and the net asset value of the Units held in the Account, within a reasonable period after the close of each month. In addition, upon request State Street will provide Client with an annual audited financial report pertaining to the Funds within a reasonable period after the end of each year.

(d)	State Street may hold the property in the Account in its name, in the name of its nominee or in bearer form.

4.	State Street represents and warrants that it is a “bank” as such term is defined in the Investment Advisers Act of 1940.

The Funds are commingled funds which meet the requirements of Revenue Ruling 81-100 and consist solely of assets constituting assets of entities which qualify under Section 401(a) of the Code, including government plans as defined in Section 818(a)(6) of the Code. State Street shall continue to maintain the Funds in accordance with the terms of Revenue Ruling 81-100 and shall immediately notify Client in the event that it discovers or is notified by the Internal Revenue Service that it fails to comply with Revenue Ruling 81-100. In the event that any portion of the assets of the Funds loses its tax exempt status, then State Street shall immediately cause such assets to be withdrawn from the Funds.

State Street acknowledges that it is a fiduciary with respect to the Funds as such term is defined in Section 3(21) of ERISA.

5.	Client represents and warrants that the assets transferred to the Account on and after the Effective Date consist solely of qualified assets of the Client Trust. Client further represents and warrants that Client Trust is a commingled fund which meets the requirements of Revenue Ruling 81-100 and consists solely of assets constituting assets of entities which qualify under Section 401(a) of the Code, including plans or governmental units as described in Section 818(a)(6) of the Code.

Client shall continue to maintain the Client Trust in accordance with the terms of Revenue Ruling 81-100 and shall immediately notify State Street in the event that it discovers or is notified by the Internal Revenue Service that it fails to comply with Revenue Ruling 81-100. In the event that any portion of the assets of the Client Trust loses its tax exempt status, then Client shall immediately cause such assets to be withdrawn from the Client Trust.

Client acknowledges that it is a fiduciary with respect to the Client Trust as such term is defined in Section 3(21) of ERISA and that in its capacity as a fiduciary it is authorized to appoint State Street as Investment Manager. The Client further warrants that under the plan and trust documents establishing the Client Trust, it has the authority to enter into this Agreement and that the Client Trust is authorized to invest in units of commingled funds maintained by a bank.

In the event that Client has actual knowledge that any assets held in the Account have lost their tax exempt status, or the Client Trust loses its exempt status, Client warrants that it shall immediately cause such assets to be withdrawn from the Account. Client shall indemnify and hold harmless State Street for any liabilities and losses which result from Client’s failure to maintain the Client Trust in accordance with Revenue Ruling 81-100.

The terms and conditions of the declaration of trust of the State Street Trust, including the Fund Declarations creating the Funds and the Class Description, as the case may be, are hereby adopted and incorporated by reference into the Plan.

6.	State Street shall be entitled to a fee in accordance with the Fee Schedule (“Exhibit 3”). Fees will be charged to Client Trust quarterly in arrears based on the average of the Client Trust’s month-end market values in the Account within each quarter. State Street will provide Client with an invoice subsequent to the end of each calendar quarter.

State Street, however, will waive an allocable portion of the fee determined pursuant to Exhibit 3 with respect to any assets invested in the MM Fund as set forth in paragraph 2 above.

Any and all expenses directly relating to the investment of the assets of the Account, and all taxes, including any interest and penalties with respect thereto, which may be levied or assessed under existing or future laws upon or in respect of the Funds or income thereof shall, unless otherwise provided, be charged to and paid out of the assets of the Account.

7. (a)	It is acknowledged that State Street and its affiliates perform investment advisory services for various clients. Client agrees that State Street may give advice and take action in the performance of its duties with respect to any of its other clients which differ from action taken with respect to the Funds.

(b)	Neither party will assign its rights or duties under this Agreement without first obtaining the written consent of the other party.

(c)	This Agreement may be terminated by either party hereto upon thirty (30) days’ written notice to the other party.

(d)	This Agreement shall be administered and construed, to the extent permitted by ERISA, according to the laws of the Commonwealth of Massachusetts.

(e)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

(f)	This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

(g)	Client acknowledges receipt of the State Street Bank and Trust Company Investment Funds for Tax Exempt Retirement Plans Declaration of Trust including the Fund Declarations, Class Descriptions (as applicable) and Strategy Disclosure Documents associated with the investment objectives set forth on Exhibit 2. Client further acknowledges that State Street may engage in internal cross-trading pursuant to applicable U.S. Department of Labor Prohibited Transaction Exemptions, acknowledges receipt of State Street’s Policies for Internal Cross-Trading, and hereby authorizes State Street or its affiliates to engage in such cross-trading in connection with the Account. In the event that the investment objectives set forth in Exhibit 1 include securities lending, Client acknowledges receipt of the EquiLend disclosure and the Securities Lending Disclosure and hereby affirmatively authorizes State Street to engage in securities lending as set forth therein and approves the fees charged with respect to securities lending as described in the applicable Fund Declarations and authorizes State Street to utilize EquiLend or its successor in connection with management of the Account.

(h)	All notices to be given to State Street shall be mailed to:

Compliance Officer
State Street Global Advisors
One Lincoln Street
Boston, MA 02111-2900

All notices to be given to Client shall be mailed to:

Northern Trust Investments, N.A.
50 South LaSalle Street
Chicago, Illinois 60603
Attention: Tom Benzmiller, Senior Vice President 312-557-3322

(i)	To help the U.S. government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions such as State Street to obtain, verify, and record information that identifies each person who opens an account, including in connection with this Agreement. When Client opens an account, State Street will ask, as applicable, for Client’s name, address, date of birth, and other information that will allow State Street to identify Client pursuant to U.S. Federal requirements. State Street may also ask to see other identifying documents, including a driver’s license in the case of individuals.

(j)

Client and State Street expressly undertake to protect and to preserve the confidentiality of: (i) the portfolio holdings of the Funds, (ii) all other information and know-how made available under or in connection with this Agreement, and (iii) the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (collectively the “Confidential Information”). Client and State Street shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information. Neither Client nor State Street shall disclose Confidential Information except: (a) to its employees, consultants, legal advisors or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible. Neither Client nor State Street may make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed to the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information. The obligations of Client and State Street under this clause shall survive for a period of three (3) years following the expiration or termination of this Agreement. To acknowledge your consent to and acceptance of the terms of this Agreement, please sign in the space provided below.

8. (a)	To the extent permitted by applicable law, State Street agrees to defend, indemnify and hold harmless the ABA RF, its then present and former officers, directors and manager directors, the ABA , and its then present and former officers and board of Governors (the “Indemnified Persons”) against any and all expenses (including attorney’s fees, judgments, fines and penalties, including any civil penalties assessed under Section 502(l) of ERISA) and amounts paid in settlement actual and reasonably incurred in connection with any threatened, pending or current action, suit, proceeding or claim, whether civil, criminal, administrative or otherwise, and the amount of any adverse judgment entered against any of them and any reasonable expenses attendant thereto (collectively, the “Claims”) that are the direct result of any of State Street’s acts or omissions in connection with this Agreement. For the above defense, indemnity and hold harmless provision to apply (i) the Indemnified Persons (or the ABA RF) shall inform State Street promptly of any Claims threatened or made against any Indemnified Person, (ii) the Indemnified Persons shall cooperate fully with State Street in responding to such threatened or actual Claims and (iii) any settlement agreement entered into by the Indemnified Persons shall require the written approval of State Street, which approval shall not be unreasonably withheld or delayed and any settlement agreement entered into by State Street shall require written approval, within the time frame established by State Street, of the Indemnified Persons, which approval shall not be unreasonably withheld or delayed.

(b)

Subject to State Street’s written approval, which approval shall not be unreasonably withheld, the Indemnified Persons shall have the right to employ counsel in their, its, his or her sole discretion. Such Indemnified Persons shall be responsible for the expenses of such separate counsel except as provided in (c) of this Section 8. State Street agrees to cooperate fully with the Indemnified Persons and their separate counsel in responding to such threatened or actual Claims.

(c)	State Street agrees to cooperate fully with the Indemnified Persons in responding to such threatened or actual Claims. Subject to State Street’s written approval, which approval shall not be unreasonably withheld, the Indemnified Persons shall have the right to reasonable expenses of separate counsel paid by State Street, provided that State Street shall not be liable for any legal or other expenses incurred in connection with any such threatened Claims or defense that were not specially authorized by State Street in writing and provided that State Street shall have received a written opinion reasonably acceptable in form and substance to State Street of counsel reasonably acceptable to State Street (and which counsel shall not represent or otherwise be affiliated with any of the Indemnified Persons) that there exists a material conflict of interest between one or more of the Indemnified Persons and State Street in the conduct of the response to a threatened Claim or in conduct of the defense of an actual Claim, in which event State Street shall be liable for the reasonable legal expenses of each counsel whose appointment is necessary to resolve such conflict; provided, however, State Street shall not be responsible for more than one (1) counsel for all Indemnified Persons.

(d)	Expenses (including counsel fees) specifically authorized by State Street and actually and reasonably incurred by the Indemnified Persons in defending against or responding to such threatened or actual claims as provided above shall be paid as they are incurred. If an Indemnified Person is reasonably required to bring any action to enforce rights or collect monies due under this Section 8 and is successful in such action, State Street shall reimburse such Indemnified Person or its subrogee for reasonable fees and expenses incurred in bringing and pursuing each such action.

(e)	Indemnification pursuant to this Section 8 intended to be supplemental to any other rights to indemnification available to the Indemnified Persons. Nothing herein shall be deemed to diminish or otherwise restrict the Indemnified Persons’ rights to indemnification under law.

(f)	State Street acknowledges that the Indemnified Persons are intended to be third-party beneficiaries of this Section 8.

9.	State Street agrees to defend, indemnify and hold harmless the Client against any and all liabilities, claims, losses, costs, expenses and demands arising directly out of or in connection with State Street’s breach of any of its representations made under this Agreement, breach of any fiduciary duties, negligence, bad faith or willful misconduct in the performance of its responsibilities under this Agreement.

10.	Client agrees to defend, indemnify and hold harmless State Street against any and all liabilities, claims, losses, costs, expenses and demands arising directly out of or in connection with Client’s breach of any of its representations made under this Agreement,any breach by Client of its fiduciary duties or its negligence, bad faith or willful misconduct in the performance of Client’s responsibilities under this Agreement

11.	State Street shall not be liable for any act or omission of any other person or entity exercising a fiduciary responsibility, if such fiduciary responsibility has been allocated to such other person or entity in accordance with this Agreement or the documents governing the Client Trust and the ABA RF, except to the extent that State Street has itself violated its fiduciary responsibility under ERISA or its obligations with respect to the this Agreement.

Very truly yours,

STATE STREET GLOBAL ADVISORS, a division of

State Street Bank and Trust Company

BY:	/s/ Stephen Coyle
TITLE:	Head Sub-Advisory

Agreed to and Acknowledged

NORTHERN TRUST INVESTMENTS, N.A. in its individual corporate capacity and in its capacity as the Trustee of the American Bar Association Members/Northern Trust Collective Trust

BY:	/s/ Thomas R. Benzmiller
TITLE:	Sr. Vice President